                                                                    EXHIBIT 14.1

                            CODE OF FINANCIAL ETHICS

            This Code of Financial Ethics has been adopted by the Board of Directors of DECKERS OUTDOOR CORPORATION (the "Company") as a supplement to the existing codes and policies of the Company.

      1. Scope. This Code applies to the Company's principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions (each, a "Covered Person"), and is intended to deter wrongdoing and to promote the conduct specified in Sections 2 through 6.

      2. Ethical Conduct. Each Covered Person shall promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships by, among other things:

            - Acting as a role model for employees under such Covered Person's supervision by acting in an honest and ethical way.

            - Referring all actual or apparent conflicts of interest to one of the Compliance Officers referred to below.

            - Preventing retaliation against any employee for good faith reporting of violations of this Code or for participating in any investigation relating to a reported violation of this Code.

      3. Disclosure. Each Covered Person shall promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company by, among other things:

            - Becoming familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

            - Providing a system for the careful review of all such reports, documents and communications.

            - Adequately supervising the preparation of the financial disclosure in the periodic reports required to be filed by the Company, including reviewing and analyzing the financial information to be disclosed.

            - Consulting, when appropriate, with professional advisors for advice with respect to such reports, documents and communications.

      4. Compliance. Each Covered Person shall promote compliance with applicable governmental laws, rules and regulations by, among other things:

            -     Becoming familiar with such laws, rules and regulations.

            - Consulting professional advisors with respect to such laws, rules and regulations.

            - Training applicable employees with respect to such laws, rules and regulations.

      5. Prompt Internal Reporting. Each Covered Person shall promote prompt internal reporting of violations of this Code to the Chairman of the Board of Directors of the Company or the Chairman of the Audit Committee of the Board of Directors of the Company (each, a "Compliance Officer")1 by, among other things:

            -     Reporting all violations to a Compliance Officer.

            -     Encouraging employees to report violations to a Compliance
                  Officer.

            - Providing a procedure by which employees may maintain anonymity in making such reports.

      6. Accountability. Each Covered Person shall promote accountability for adherence to this Code by, among other things:

            -     Distributing copies of this Code annually to all employees.

            -     Supporting appropriate sanctions for violations of this Code.

      7. Waiver. If the Company approves any material departure from the provisions of this Code, or if the Company fails to take action within a reasonable period of time regarding a material departure from any provision of this Code, the Company shall, within five business days of such event, report such event on a Form 8-K or post notice thereof to its website.

      8. Amendment. Any amendment to this Code must be approved by the Board of Directors of the Company, and the Company shall, within five business days of such amendment (other than a technical, administrative or other non-substantive amendment), report such amendment on a Form 8-K or disclose such amendment on the Company's website.

      9. Certification. Each Covered Person shall, at least annually and whenever requested by a Compliance Officer, certify in writing that such Covered Person is in full compliance with this Code and that, to the best knowledge of such Covered Person, all other Covered Persons are in compliance with this Code.

--------
(1) A matter should not be reported to a person involved in the matter. Each Compliance Officer should have sufficient status within the Company to engender respect for this Code and the authority to adequately deal with the persons subject to this Code regardless of their status in the Company.

      10. Sanctions. If a Compliance Officer determines that a Covered Person may have violated any provision of this Code, the violation shall be reported to the Board of Directors of the Company. If the Board of Directors determines that a violation has occurred, it may, among other things:

            -     Terminate the employment relationship with such Covered
                  Person.

            -     Place such Covered Person on a leave of absence.

            -     Counsel such Covered Person.

            -     Authorize such other action as it deems appropriate.

      11. Employment Agreements. Any termination of a Covered Person under
Section 10 shall be deemed to be "for cause" within the meaning of any employment agreement with the Covered Person.

      12. Interpretation. All questions concerning interpretation of this Code shall be referred to, and conclusively determined by, the two Compliance Officers acting together.